UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 11, 2004

INSPIRE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31135	04-3209022
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4222 Emperor Boulevard, Suite 200, Durham, North Carolina	27703-8466
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(919) 941-9777

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 11, 2004, Barry G. Pea joined Inspire Pharmaceuticals, Inc. to serve as its Executive Vice President of Corporate Development and General Counsel. See Item 5.02 below.

On October 11, 2004, Inspire and Mr. Pea entered into an Agreement (the “Agreement”) regarding a possible change of control of Inspire. The Agreement provides that upon Mr. Pea’s termination of employment following a “change of control” of Inspire, unless such termination is for “cause,” because of death or disability, or by Mr. Pea without “good reason,” Mr. Pea will be entitled to a lump sum payment of one and one-half times the sum of (i) the highest annual base salary received by Mr. Pea in any of the three most recently completed fiscal years and (ii) the highest annual bonus received by Mr. Pea in any of the three most recently completed fiscal years. A change in control is generally defined to mean the determination by the board that a change of control has occurred, or is about to occur.

Under the Agreement, Mr. Pea will also be entitled to a continuation of life, disability, accident and health insurance and other similar benefits for an 18-month period after a termination of employment in relation to a change of control. In addition, all unvested stock options, restricted shares and performance shares will become fully vested upon a change in control, and the exercise period shall be extended for five years, but not beyond the original term. Mr. Pea will also receive gross up payments so he may pay any excise tax on payments under the Agreement.

On October 13, 2004, Inspire and Mr. Pea also entered into a Employee Confidentiality, Invention Assignment and Non-Compete Agreement pursuant to which Mr. Pea agreed not to disclose Inspire’s confidential and proprietary information, to disclose inventions and discoveries to Inspire, to assist Inspire in the preparation and filing of documentation regarding Inspire’s ownership of such inventions and discoveries, and not to compete with Inspire during his term of employment and for a period of one year thereafter.

On October 13, 2004, Inspire and Dr. Kim Brazzel, Inspire’s Senior Vice President, Ophthalmic Research and Development, entered into an Agreement, effective as of August 2, 2004 (the “Brazzel Agreement”) regarding a possible change of control of Inspire. The Brazzel Agreement provides that upon Dr. Brazzel’s termination of employment following a “change of control” of Inspire, unless such termination is for “cause,” because of death or disability, or by Dr. Brazzel without “good reason,” Dr. Brazzel will be entitled to a lump sum payment equal to the sum of (i) the highest annual base salary received by Dr. Brazzel in any of the three most recently completed fiscal years and (ii) the highest annual bonus received by Dr. Brazzel in any of the three most recently completed fiscal years. A change in control is generally defined to mean the determination by the board that a change of control has occurred, or is about to occur.

Under the Brazzel Agreement, Dr. Brazzel will also be entitled to a continuation of life, disability, accident and health insurance and other similar benefits for a 12-month period after a termination of employment in relation to a change of control. In addition, all unvested stock options, restricted shares and performance shares will become fully vested upon a change in control, and the exercise period shall be extended for five years, but not beyond the original term. Dr. Brazzel will also receive gross up payments so he may pay any excise tax on payments under the Agreement.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) Effective October 11, 2004, Barry G. Pea joined Inspire to serve as its Executive Vice President of Corporate Development and General Counsel. On such date Mr. Pea received a stock option grant to purchase 60,000 shares of Inspire’s common stock, which stock option shall vest as to 25% of the underlying shares on October 11, 2005 and thereafter as to the remaining shares in monthly installments of 1/48th of such shares until fully vested.

Prior to joining Inspire, Mr. Pea served in various positions at Immunex Corporation (“Immunex”). Mr. Pea joined Immunex in 1996 and served as Vice President and Deputy General Counsel from 1998 to June 2000. In June 2000, he was named Senior Vice President, General Counsel and Secretary of Immunex. In January 2002, Mr. Pea was named Executive Vice President, General Counsel and Secretary of Immunex and served in such positions until the completion of Immunex’ merger with Amgen, Inc. (“Amgen”) in July 2002. Following the merger, Mr. Pea served as a consultant to Amgen from September 2002 through August 2003. Prior to joining Immunex, Mr. Pea served in various legal positions at Glaxo Wellcome Inc. and Burroughs Wellcome Co. He received a B.A. with high honors from Wheaton College (Illinois) and a J.D. with honors from Duke University School of Law.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

No.	Description
99.1	Press Release dated October 6, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inspire Pharmaceuticals, Inc.

By:	/S/ CHRISTY L. SHAFFER
Christy L. Shaffer, Chief Executive Officer

Dated: October 13, 2004

EXHIBIT INDEX

No.	Description

99.1	Press Release dated October 6, 2004

5